Exhibit 99.1

News Release
Mike Dunn	Corporate Affairs
212-922-7859	200 Park Avenue
dunn.mg@mellon.com	New York, NY 10166

FOR IMMEDIATE RELEASE

MELLON FINANCIAL SIGNS AGREEMENT

TO SELL HBV ALTERNATIVE STRATEGIES UNIT

PITTSBURGH, December 5, 2006 – Mellon Financial Corporation has reached an agreement to sell its Mellon HBV Alternative Strategies LLC unit to Mickey Harley, chief executive officer of HBV.

Terms of the transaction, which is scheduled to close by the end of the fourth quarter of 2006, were not disclosed. HBV will be renamed Fursa Alternative Strategies LLC after the closing.

“As Mellon has grown its alternative assets, it has focused on more liquid strategies, ranging from market neutral to currency to macro hedge strategies. On the other hand, Fursa intends to explore increasing its emphasis on principal and activist approaches,” said Phil Maisano, head of alternative strategies for Mellon Asset Management. “Mellon and Fursa have mutually agreed that this separation is in the best interest of both parties, as well as for investors in HBV funds.”

Maisano added that Mellon will continue to expand its alternative capabilities to complement its diverse asset management operations. “Mellon’s assets under management in alternative strategies have been growing rapidly and now account for more than $20 billion, up from $644 million in 2001,” he said.

“We believe Fursa can pursue its more principal-oriented investment strategies more effectively as a separate entity,” Harley said.

Mellon Asset Management is a leading global provider of investment management products and services that offer a broad range of equity, fixed-income, hedge and liquidity management products through individual asset management companies and multiple distribution channels.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing asset management, private wealth management, asset servicing and payment solutions and investor services. Mellon has approximately $5.3 trillion in assets under management, administration or custody, including $918 billion under management. News and other information about Mellon is available at www.mellon.com.

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